Exhibit 99.1

Contacts:

Richard D. Katz, M.D.

EVP, Finance and Corporate Development;

Chief Financial Officer

Icagen, Inc.

(919) 941-5206

rkatz@icagen.com

ICAGEN REPORTS POSITIVE RESULTS FOR ICA-105665

IN PATIENTS WITH PHOTOSENSITIVE EPILEPSY

RESEARCH TRIANGLE PARK, N.C. (March 15, 2010) – Icagen, Inc. (NASDAQ: ICGN) today reported positive results in its Phase IIa epilepsy study of ICA-105665, the Company’s novel orally available small molecule KCNQ potassium channel agonist.

The photosensitive epilepsy study was a placebo-controlled, single blind study conducted at two clinical research centers in the United States with specialized expertise in the conduct of this study. The study was designed in collaboration with a group of international experts including members of the Epilepsy Study Consortium, and followed a standardized protocol that has been utilized in the development of several anti-epileptic agents. The photosensitive epilepsy model is considered by experts in the field to be useful in establishing proof-of-concept for the treatment of epilepsy. Many currently marketed anti-epileptics have been shown to be effective in these patients.

Eligible subjects were those patients with demonstrated epileptiform activity by electroencephalogram (EEG) in response to photic stimulation and represent a small subset of the epilepsy population. All subjects continued background therapy with their concomitant anti-epileptic medications through the testing period. The study measured the ability of ICA-105665 to reduce the photic-induced epileptiform EEG response by comparing the response to a single administration of ICA-105665 with the response to placebo. All EEGs were reviewed by a centralized reader on a blinded basis.

At the top dose studied (400mg/day), two of four patients demonstrated a positive response to treatment with ICA-105665, as specified by standard pre-defined criteria. At all dose levels tested, ICA-105665 was well tolerated, with no serious adverse events, no dose limiting toxicities, and no dropouts from the study. There were also no clinically significant changes in laboratory values and no effects on any electrocardiogram parameters, including the QT interval. Adverse events related to the central nervous system were mild and consistent with those of other anti-epileptic drugs.

“The trial met its endpoints,” noted Jacqueline A. French, M.D., Professor and Director of the Clinical Trials Consortium at the NYU Comprehensive Epilepsy Center. “While more studies will be required to establish the potential utility of this compound in the treatment of epilepsy, the results of this photosensitive epilepsy model provide important proof-of-concept data for this novel drug candidate.”

In light of the results of this study as well as those of previously reported studies, the Company plans to consult with the FDA to determine next steps for the development of ICA-105665. The Company plans to report the complete results of this study at an appropriate medical conference.

About Icagen

Icagen, Inc. is a biopharmaceutical company based in Research Triangle Park, North Carolina, focused on the discovery, development and commercialization of novel orally-administered small molecule drugs that modulate ion channel targets. Utilizing its proprietary know-how and integrated scientific and drug development capabilities, Icagen has identified multiple drug candidates that modulate ion channels. The Company is conducting research and development activities in a number of disease areas, including epilepsy, pain and inflammation. The Company has a clinical stage program in epilepsy and pain.

Forward-Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from the expectations described in these forward-looking statements are set forth under the caption “Risk Factors” in the Company’s most recent Quarterly Report on Form 10-Q, filed with the SEC on November 9, 2009. These risk factors include risks as to the Company’s history of net losses and how long the Company will be able to operate on its existing capital resources; the Company’s ability to raise additional funding; general economic and financial market conditions; the Company’s ability to maintain compliance with NASDAQ’s continued listing requirements; whether the Company’s product candidates will advance in the clinical trials process; the timing of such clinical trials; whether the results obtained in preliminary studies will be indicative of results obtained in clinical trials; whether the clinical trial results will warrant continued product development; whether and when, if at all, the Company’s product candidates, including ICA-105665 and the Company’s other lead compounds for epilepsy and pain, will receive approval from the U.S. Food and Drug Administration or equivalent regulatory agencies, and for which indications, and if such product candidates receive approval, whether such products will be successfully marketed; and the Company’s dependence on third parties, including manufacturers, suppliers and collaborators. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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